Exhibit 99.1

CHC EDITED FOR CLARITY; SPELLING; GRAMMAR AND MATERIAL TRANSCRIPTION ERRORS OR OMISSIONS  TRANSCRIPT

Conference Call Transcript -

CHC Edited for clarity; spelling; grammar and material transcription errors or omissions

CHRZ - Q4 2004 Computer Horizons Corp. Earnings Conference Call

Event Date/Time: Feb. 17.  2005 / 10:00AM ET

Event Duration: N/A

Edited By David: 2/18/2005 8:41 AM

EDITED TRANSCRIPT

Operator

Welcome everyone to the Computer Horizons fourth quarter and year-end 2004 earnings conference call.  Today’s call is being recorded.  With us from the company are the president and chief executive officer, Mr. Bill Murphy; the chief financial officer, Mr. Michael Shea and the senior vice president of marketing and investor relations, Mr. David Reingold.  Except for historical information, all the statements, expectations, and assumptions contained within the following conference call are forward-looking statements, within the meaning of the private securities litigation reform act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially.  Such statements are based upon, among other things, assumptions made by information currently available to the management, including management’s own acknowledgement and assessment of the Computer Horizons industry and competition.  Actual results may differ materially from those projected, or implied in any statements.  In addition to the above factors, with the Securities Exchange Commission, press releases and other communications.  I would now like to turn the call over to Mr. Murphy.

Bill Murphy*

Good morning, welcome everyone and thanks for joining us, I’m Bill Murphy, and here with me today is Mike Shea, our chief financial officer, and David Reingold, our senior vice president of marketing and investor relations.  Today, I will give you an update on our operations for the fourth quarter and year ended December 31, 2004, including a review of our realignment initiatives, and Mike Shea  will discuss our financial results   Then I will return to provide our outlook for the first quarter and full year 2005, and finally, we’ll take your questions.  2004 was an improvement in many ways over 2003, but was not without its challenges.  For the full year, we experienced top-line growth of 7%, excluding special charges and credits, our adjusted EBITDA was positive for the year at $1.6 million.  We improved gross margins by 1.8%, to 31.2%, and cut our operating losses by almost one-half.  We recognize that many challenges remain, and that we have not yet achieved our bottom line objectives.  With the steps we have taken throughout the year, and our realignment activities at year end, we’re confident that improvement will continue, and that we will attain our goal of returning CHC to growth and profitability in 2005.  While I’m addressing the full year, I should point out in particular that our human capital management subsidiary, Chimes, dramatically reduced its pre-tax loss from $4.0 million, to approximately $700,000, year over year.  Additionally, Chimes added four new customers in the fourth quarter.  Having achieved critical mass, we expect Chimes will become a principal growth engine for CHC, including a strong bottom line contributor.  Indeed, we expect that 2005 will be a defining year for Chimes.  Now, turning to our realignment initiatives.  I want to bring you up to date on the realignment initiatives that we referred to during last quarter’s conference call and earnings release.  As we anticipated, all realignment issues were completed during the fourth quarter.  In connection with these initiatives, we recognized a $2.9 million charge, consisting primarily of severance costs.  In addition, as required by FAS 142, the company reassessed the carrying value of goodwill associated with our solutions group as of December 31, 2004.  This evaluation was prepared by an independent appraisal firm, and resulted in a non-cash impairment charge of $20.3 million, related to the write-off of the commercial solutions goodwill.  The remaining goodwill, of $27.6 million, is associated with CHC’s federal practice and is not impaired.  The realignment plan was designed to eliminate $5 million in annual costs, which should help operational performance going forward.  The cost savings will be achieved in CHC’s commercial business.  Computer Horizons Corp. is aligned around three distinct segments of customers - Federal Government, commercial and vendor management services.  We will begin reporting these new CHC business segments for the first quarter of 2005.  Turning to the fourth quarter,  which most of you know is a seasonally soft quarter for us.  Let me take you through the operating highlights by division.  Starting with the solutions group.  During the fourth quarter, revenues for CHC’s Solutions Group decreased 2%, over the fourth quarter of 2003,and 11% sequentially.  The sequential decrease is primarily attributed to seasonality, with extended holidays particularly in the Federal Government marketplace.  The year-over-year decrease is a combination of increased revenue in our federal practice of 30%, offset by decreases in our commercial solutions business of 18%, resulting in the net 2% decrease.   We won additional contracts with the Department of Labor, the Department of Defense, and NOAA.  Total backlog at RGII as of December 31, 2004, consisted of a funded backlog of $20 million, and contracted or unfunded backlog at approximately $112 million.  Turning to the bottom line, for the full year, we experienced an increase in profit contribution from the federal sector.  But this contribution was offset by losses in the commercial solutions sector.  Having said that, interest in our flexible delivery model remains strong as Canada continues to be a more desirable alternative, when companies are examining a more risk-balanced approach to outsourcing. Our Montreal facility continues to grow. Turning to Chimes, we recorded year over year top line growth of 15%, but experienced a 3% sequential decline, also due to seasonality.  It is interesting to note that when we launched Chimes, the majority of contingent labor managed through Chimes was  IT professionals. Now,  IT labor is third on the list, compared with other labor pools in the Chimes network, such as light assembly, manufacturing, administration, accounting, etc. This is where the seasonality stems from, not necessarily the IT  market. Customer decisions to select Chimes continued during the fourth quarter, and we are entering 2005 with four new customers. All, of the new customer implementations have been completed.  They will begin generating revenue in the first quarter of 2005. The momentum at Chimes continues to build, with several of its largest existing customers renewing their contracts, as well as others expanding their relationships with us. As an example, during the fourth quarter, we renewed and expanded our contract with our largest customer, which included a geographical expansion outside of the United States. We believe we are poised to accelerate top-line growth at Chimes, as we will continue to build on the strong momentum spurred in the third and the fourth quarters of 2004.  Our IT  Services division has stabilized and started to grow.  Revenues during the fourth quarter increased 21%, over the comparable period in 2003, and 5% sequentially, from $33.8 million, to $35.5 million. IT  Services did not experience as much seasonal downturn as it has historically in the fourth quarter. In fact, this is the third consecutive quarter we have had sequential revenue growth and the most positive news we have had to report in several years in this business segment. The pretax loss in IT services division increased for the full year.  This is due primarily to lowered gross profit dollars resulting from a greater volume of lower margin business, and the increase adoption of V.M.S. solutions by our customers. At the same time, headcount growth continued throughout the fourth quarter, with an increase of 4% over the third quarter. This brings us to approximately 1600 billable consultants. Now that this division has stabilized, we move forward with cautious optimism and expect modest revenue growth for 2005. Now, I will turn the call over to Mike Shea , our CFO, to provide some financial highlights from the fourth quarter. After, I will return with our guidance, for the first quarter and full year 2005.

Mike Shea

Thanks Bill. CHC recorded revenues for the fourth quarter of 2004 of $67.6 million a  10% increase over the fourth quarter of 2003 and a 3% decline on a sequential basis, due to fourth quarter seasonality. For the fourth quarter of 2004, we reported a net loss of approximately $24.3 million, or 78 cents per share, compared with a net loss of $2.2 million, or 7 cents per share in the comparable period of 2003. The net loss for the fourth quarter 2004 included special charges, net of tax, consisting of 20.3 million, or 65 cents per share related to goodwill impairment. $1.8 million or  6 cents per share  pertaining to restructuring and severance costs, $583,000 or 2 cents per share related to the write-off of assets and approximately $378,000, or 1 cent per share pertaining to professional fees for the restatement of our financials associated with our previously announced accounting error. In addition our results include $310,000 net of tax, or 1 cent of share related to the amortization of intangibles. Excluding these charges, our operating loss for the fourth quarter, 2004, was three cents per share and consisted of the following business segment results: Our solutions group reported a one cent earnings per share, Chimes had a one cent loss per share and I.T.  services had a three-cent loss per share. CHC’s balance sheet metrics as of December 31, 2004 remained strong. At the end of the fourth quarter, working capital was at $69 million. We had a working capital ratio of 3.5 to 1,cash of $34 million and we continue to be debt-free. Including both billed and unbilled receivables, days outstanding as of December 31, 2004 decreased to 68 days from 70 days at the end of the fourth quarter of 2003. I’ll now turn the call back to Bill.

Bill Murphy

Thanks, Mike…  Now, to provide guidance on the first quarter of 2005 and beyond, based on current business conditions, we expect revenue in the first quarter of 2005 to be in the range of $68 million to $70 million, with operating results excluding amortization of intangibles expected in the range of break-even to two cents earnings per share. We are reconfirming our previous full-year guidance, we expect revenues for the full year 2005 to be in the range of $280 million to $290 million, with operating results excluding amortization of intangibles expected in the range of 10 cents, to 14 cents earnings per share. To summarize, for the full year ,2004 was an improvement in many ways over 2003. But as I said, was not without its challenges. We achieved revenue growth, we improved gross margins, we were adjusted EBITDA positive and we cut our operating losses in half, excluding special charges and credits. We have worked diligently to reduce expenses wherever possible. However, we have to point out that the external cost of this year, of Sarbanes Oxley compliance has been singularly significant, adding approximately three cents per share to our operational expenses. Sarbanes-Oxley compliance costs are a  challenge for almost all public companies. We look forward to 2005 with confidence that we will achieve revenue growth and profitability. I will now open the floor for questions.

Operator

The floor is open for questions. If you would like to ask a question, please press star followed by 1 on your touchtone phone. If your question has been answered, you may remove yourself from the queue by pressing the pound key. While you ask your question, pick up your handset for the best possible sound quality. If you have a question, you may press star followed by 1 on your touchtone phone at this time. Our first question is coming from Brian Horrey, with Equity Group.

Brian Horrey

Hi, I was wondering if you could give us a little more detail on Chimes. Can you give us some sense of the level of spend that went through Chimes either for the quarter or for the year?

Bill Murphy, CEO, President

Yes, the current level of spend that is going through Chimes is approximately 1.5 Billion and obviously we expect that it will increase, with the new customers, and the expansion at existing customers, that it will pretty dramatically increase in 2005.

Brian Horrey

OK, and that’s $1.5 Billion per year?

Bill Murphy

That’s correct.

Brian Horrey

And do you have a sense as to what your share of your existing customers spend is that’s going through Chimes at this point?

Bill Murphy

Chimes, for most of our customers, is managing their entire spend on contingent labor. Now, if the question is, how much is contingent labor spend  of total spend for a whole company, I really don’t know the answer to that.

Brian Horrey

I was more interested in whether you were, you know, penetrating fully the accounts.

Bill Murphy

Most of our customers are fully engaged and we cover almost all of their contingent labor spend.

David Reingold, SR VP

And it seems that as the clients are renewing, they’re expanding geographically or into the few remaining areas that they haven’t brought automation into before as Chimes increases its footprint.

Brian Horrey

OK, and of these four accounts that you brought on in 4Q can you give us some sense of what their aggregate spend is?

Bill Murphy

I don’t, offhand, have that. We generally don’t disclose that information for reasons that customers really do not like us to disclose their contingent spend. Let me answer the question this way, of the four customers, I would characterize three of them as significant customers. The fourth one maybe not so significant. I don’t know if that helps you, but the three of them were sizeable customers.

Brian Horrey

OK. And I think you said for the year, Chimes was up — 15% in terms of revenue. Do you, as you look out to 2005, do you see acceleration in the growth rate? You know, consistency in the growth rate. How does 2005 shape up, relative to 2004?

Bill Murphy

OK, yes! I’m very optimistic about 2005 for Chimes, for a number of reasons. Starting with the revenue, the prior year revenue growth of 15%, was predominantly expansion of spend at existing customer with very few new customers during the period of 2004. Our expectation for growth in Chimes for 2005, is significantly higher than 15%, in the area of 20 to 25%, and that’s mostly driven by continued expansion, plus the new customer activity that we’re seeing early on in the year.

Brian Horrey

OK, and can you just give us your latest thoughts on, I think if a reasonable person looking at the company would say that the value of Chimes is, you know, probably not fully reflected in the value of the parent stock. What are your latest thoughts on how you get the market to recognize that more fully, that value?

Bill Murphy

Two things, we certainly are reporting separately the results of Chimes. As Chimes performs and I believe this year is a defining year for Chimes. We have reached critical mass, and now we will define the level of profitability that Chimes can achieve. So I think the absolute results of Chimes will  be understood. And hopefully will then be reflected in the value of the Computer Horizons stock. So I think more disclosure, but I think more performance, showing the profitability of Chimes in 2005.

Brian Horrey

Do you have an operating margin target for Chimes this year?

Bill Murphy

Yes we do.

Brian Horrey

Can you share that?

Bill Murphy

Yes, we think that Chimes can have operating margins in the range of 10%. Now let me just say something even further on that. If you look at the Chimes performance in 2004 versus 2003. In 2003, Chimes contributed $4 million of operating losses to Computer Horizons Corporation consolidated. In 2003, with 15% growth, it reduced that operating loss to a little less than $700,000. So we’re very optimistic that if we get 20, 25% growth, it will cross over and we’ll start having some meaningful operating margins.

David Reingold

That $700,000 was 2004, not 2003.

Bill Murphy

2004, yes.

Brian Horrey

OK. Thank you very much.

Operator

Next question from Sergio Lisnic with Spelman Research.

Sergio Lisnic, Spellman Research

Hi, everyone, I have a couple of questions. To continue in Chimes, where do you see Chimes in five or 10 years? And where do you see the industry overall? Do you think Chimes is the standard today or is going to become standard tomorrow? And do you think that there is room for growth, is expansionary or do you have to take market share from competitors?

Bill Murphy

Sergio, we believe Chimes is the market leader in V.M.S. space today. We believe that we have maybe 20, 25% of the market share as we speak today. We also are fairly certain that the V.M.S. marketplace is in its early stages of development. We have some data that indicates that maybe only 16 or 17% of very large companies have made V.M.S. decisions. We also have information that leads us to believe the marketplace is going to start accelerating in making V.M.S. decisions. What I mean by that is, the early adopters have done it, the results are very significant. And now we believe that it’s not a fad, it’s definitely a trend. And more and more companies will adopt V.M.S. solutions. Having said that, we see no reason why, as the market for V.M.S. expands, for us not to continue to have our market share. And in fact, we’re hopeful that we can increase our market share. As far as five years from now, I can’t give you an accurate assessment of that.

Sergio Lisnic

Great. And in terms of operations, do you have any kind of constraints on how much money can go through Chimes at this point in time? Can you expand on that?

Bill Murphy

That’s a good question. We see no technological challenges for the volume of spend going through Chimes. You may know it’s all done mostly done in an A.S.P. model. It’s very expandable —

Mike Shea

Very scaleable.

Bill Murphy

Yes, investments in hardware are relatively minor. And the software is relatively advanced. We’re on our fifth or sixth version of our original software. We don’t see any scalability issues relating to growth potential.

David Reingold

I want to add, we’re not standing still. The level of new automation and new innovation that we’re bringing into Chimes, and at every customer continues to grow, as well as, the footprint of offerings in Chimes continue to expand.

Sergio Lisnic

OK. That’s great. And another complicated question, I guess. With regards to the new business structure, you will be reporting in three different segments. That probably means that you’ll be organized differently, right? And that’s why the $5 million reduction in operating costs?

Bill Murphy

Yes, that’s exactly the rational Sergio, what we did in the fourth quarter was combine our commercial solutions business with our IT  Services business. The result of that was the elimination of a lot of costs.  The rationale for merging those was first to organize around the customer. That was the business reason. And second, was to eliminate significant amount of costs. We will begin reporting those three segments in 2005.

Sergio Lisnic

OK. Then the $5 million annual cost savings are coming mainly in salaries?

Mike Shea

That’s correct. Most of the costs were salaries, though we did have one office which we closed. In addition,  there was a small amount of rent obligations. But virtually all of the reductions were salary costs.

Bill Murphy

And it’s predominantly all in the commercial business. The new segment is where we would achieve the reductions.

Sergio Lisnic

And that’s going to affect your gross margin, primarily?

Mike Shea

Slightly the gross margin. More, predominantly in the SG & A expense. That’s where the reductions are occurring.

Sergio Lisnic

OK, great, thank you.

Bill Murphy

Thank you, Sergio.

Operator

Next question coming from Sam Rebotsky with S.E.R. Asset Management.

Sam Rebotsky

 In Chimes, do you expect sequential improvement in sales and earnings? And where you indicated you expect to show a 10 to 14 cents earnings per share at the end of the year, what do you expect Chimes to contribute towards this?

Bill Murphy

The first part of your question, Sam, is we do expect sequential growth in Chimes. We have some degree of confidence with that. Because of the implementations that are already done, so we do expect sequential growth in Chimes throughout 2005. We have not disclosed the composition of the 10 to 14 cents, other than to say that Chimes will be a contributor; I would say a significant contributor to the 10 to 14 cents.  The Federal Government will also be more of a contributor. And the commercial solutions business will be the least contributor. I do expect all three segments, this year, not only to grow, but also to be contributors to the profitability.

Sam Rebotsky

Now the 10 to 14 cents, is this before amortization, you said .

Bill Murphy

That’s correct.

Sam Rebotsky

What is amortization expected to be for the year end for the quarter?

Mike Shea

It’s running about $500,000 for the quarter. OK. We would expect it to continue through 2005. On a quarterly basis.

Sam Rebotsky

OK. And as far as the federal business, has this been expanding in line with your expectations, and as your backlog? You’re carrying the goodwill of $27 million?

Bill Murphy

Yes, yes to both of those questions. The entry into the Federal Government marketplace has been very positive. It is growing. And as important, it is very profitable. It is contributing, has contributed and it will continue to contribute to the profitability of the consolidated entity. Further to that point on the goodwill, the goodwill associated with our federal division, was separately evaluated. And as I mentioned in the prepared remarks, it was concluded that goodwill is not impaired.

Sam Rebotsky

Was there any further judgment that as the acquisition was made, that it would have stood a greater valuation than the $27 million? Or that it might have been worth more than that?

Bill Murphy

It is worth more today, if that’s your question, than when we acquired. We made two acquisitions. But in both cases, those businesses are worth more today than what we paid for them a year and a half ago.

Sam Rebotsky

And as far as the goodwill that was written off, I presume that this is all part of ongoing businesses. And the only way to get the tax benefit for this, would be the sale of any of these businesses. And so therefore, there’s no tax benefit from these write-offs, I guess?

Bill Murphy

There is very little tax benefit from this write-off that we just processed. It’s a non-cash, but it did in essence, increase our net operating loss carry forwards that are available to us in future years.

Sam Rebotsky

As far as the Chimes business, is there any revenue expectation? Do you have any kind of estimate of that you’re willing to share of the 280, to 290 revenue at the end of the year?

Bill Murphy

Other than what we stated that our growth expectations are 20 to 25%, over what was the final for last year? Maybe $23 million?

Mike Shea

So I would say add 25% to that, Sam.

Sam Rebotsky

OK, good luck.

Operator

Once again, callers, if you have a question, please press star then 1 on your touchtone phone at this time. Our next question is coming from David Cannan with Sterling Financial.

David Cannan, Sterling Financial

Good morning. Sequentially, you’re guidance is up about $2 million from, you from 66, to 68, —

Bill Murphy

68 to 70, yes.

David Cannan

OK, I mean, I know you’re saying Chimes, you’re going to have sequential growth. Is the bulk of that, do you expect that to come from solutions? Or a combination of mostly staffing, you know, what’s the expectation?

Bill Murphy

The expectation is as follows. We certainly expect Chimes to have sequential growth. The other expectation, we’re  reasonably comfortable with is the Federal Government marketplace. That revenue for Federal Government in the fourth quarter was sequentially down.  Mostly because of, or entirely because of the number of holidays and vacations that are taken in the Federal Government during the fourth quarter. So we expect revenue growth in the federal segment in the first quarter, also. And, on a combined basis, we do expect the commercial sector to grow in the first quarter, when compared to the fourth.

David Cannan

So, sequential growth in the first quarter, right.  OK,  so we’re talking about roughly, you know, $2 million approximating here. And you’re saying most of that comes, really from combination of Chimes and solutions. So staffing, the expectation is more or less flattish, is that correct?

Bill Murphy

We’re actually expecting some increase in all three of the segments. The Commercial, the Federal and Chimes.

David Cannan

Do you expect a bigger increase in solutions versus staffing? Or the other way around?

Bill Murphy

I would say more likely the other way around. More increase in the staffing business.

David Cannan

More increase in staff, OK.  And then with regard to your expectation of 20 to 25% growth in Chimes, year over year, do you expect that case to be in 1Q or is this more in second half of the year?

Bill Murphy

I think it’s pretty much spread out over the year, Dave. It’s certainly not a back-end loaded plan, and we’re expecting sequential growth in all four quarters of 2005 for Chimes.

Mike Shea

Correct.

David Cannan

So you would expect to at least, you’re saying 20 to 25% growth in Chimes year over year, so you expect to hit the low end of that, even in 1Q. I believe you did 5.35 a year ago, in 1Q?

Bill Murphy

That’s correct.

David Cannan

So you would be comfortable with 20%, year over year in Chimes, at least in 1Q. Based on the implementations of these new customers?

Bill Murphy

That’s what our expectation is, yes.

David Cannan

OK. Well that clears it up for me. Thank you and good luck in 1Q.

Bill Murphy

Thank you, David.

Operator

Our next question is coming from Bill Sutherland with Boenning and Scattergood.

Bill Sutherland, Boenning Scatergood*

Good morning everybody. Mike, where did you say the NOL’s stand at year end?

Mike Shea

Total N.O.L.’s with the additional ones that Bill was talking about, I have the exact totals.

Bill Murphy

It’s in excess of $ 40 million.

Mike Shea

Right. We had just increased it for this year. I think it is about 48 million in federal and approximately 8 million in the foreign N.O.L.’s as of December 31.

Bill Sutherland

So a total of closer to mid 50’s?

Mike Shea

That’s right. At this point.

Bill Sutherland

The largest chunk being the federal.

Mike Shea

Yes.

Bill Sutherland

Mike, also on the cash side, what’s the capx plan for 2005?

Mike Shea

The capx  we’re looking at a total of 4 million or so, not much higher than what we’ve had already this year.

Bill Sutherland

Uh-huh. Is it spread kind of evenly across the groups?

Mike Shea

Yes. Across the groups and across the quarters, yes.

Bill Sutherland

Do you have any additional significant acquisition payouts in 2005?

Bill Murphy

Yes one additional for the earn-out on RGII. That will be done in the first quarter.

Bill Sutherland

And about what is that? Does that depend on performance?

Mike Shea

Yes, it does. On EBIT.

Bill Murphy

It’s going to be, it’s going to be around $1.6 million. Something like that. You know, we have three-year earn-out with the owner of RGII, and this is a result of the expected amount that we’ll pay out for the full year of 2004.

Bill Sutherland

Uh-huh. Can you all give us a little bit more color on the new business pipeline? You’ve talked about the four new business implementations for Chimes. As you look ahead, how would you characterize the pipeline there, and also for federal and commercial?

Bill Murphy

OK. Starting with Chimes,  the pipeline is, I would characterize it as strong. We have a, a fairly solid number of customers, potential customers that are seriously considering Chimes V.M.S. And involved in various stages of requests for information or requests for proposals. So I would characterize Chimes as pretty strong. As strong as we’ve seen it in recent quarters. Moving to federal, the new federal budget that was proposed for 2006 had a significant increase across all agencies relating to IT  I think outside people have said it’s around 7%. So we’re fairly optimistic on the pipeline opportunities for R.G. II. Turning to commercial, and commercial is the one that we are spending a lot of time and reengineering and realigning. Our pipeline for commercial solutions projects, in particular nearshore opportunities, is very good. We have 10 or 11 customers already in Montreal. And a good four or five of those customers are considering expanding the scope of what we do in Montreal for them. So we’re fairly optimistic on our nearshore business. And as I said, we’re doing, we’re achieving growth for the first time in quite a few years. Most of that growth, though, is in lower-margin business. So we need to, we need to increase the gross profit dollars coming from this staffing business.  But it’s actually moving forward.

Bill Sutherland

When you say it’s lower-margin business, Bill, is it a lower bill rate business? Or just, just pricing pressures? Generally

Bill Murphy

I would say pricing pressures.  I would say we can’t forget this, the V.M.S. scenario in this whole thing. We’re the market leader in V.M.S. About 20% of our business now, maybe even higher, Mike, right?

Mike Shea

 20, 25 percent.

Bill Murphy

20, 25% of our staffing business is going through some form of V.M.S. Not all Chimes, unfortunately, I wish it was. But some form of V.M.S. So you know, that takes 2 or 3% out of your margin, depending on the arrangement.

Bill Sutherland

Uh-huh.  And then last, what is going to be your approach to the more offshore strategy as you go into 2005?

Are you going to develop something? Or simply align yourselves as necessary?

Bill Murphy

I’m not sure I understand the question. Do you mean — offshore India?

Bill Sutherland

India or somewhere that’s not, not Canada, exactly.

Bill Murphy

Well, as you know, we do have our own facility in India. We don’t have a lot of people there now. But we have 100-plus people. And we have, when we make proposals for development or maintenance work, we do have the capability and we do incorporate nearshore and offshore in India in those proposals. So we do have the capability and we do propose  offshore solutions to our customers.

Bill Sutherland

I’m sorry, Bill, you’re right. You did that deal with an insurance company.

Bill Murphy

Yes, we did a deal, it’s almost two years now.

Bill Sutherland

Westfield Insurance.

Bill Murphy

And they contracted with us. We’re doing a lot of their work there. And we do have some other customers that are interested in testing us, if you will. With  the outsourcing center.

Bill Sutherland

OK. Thanks, Bill.

Bill Murphy

Thank you.

Operator

Our next question is coming from Dan Kilmurray with U.B.S.

Dan Kilmurray, UBS

I just want to clarify one earlier statement about your hopes for or your goals from an operating margin point of view at Chimes. And I think you used the number of about 10%. Now I’m assuming that comment you made is pre-your corporate allocation, correct? So that would be, you would want us like, for instance, in the past year, it looks like you’re operating income margin at Chimes was like 6.1%? $1.4 million on a $23 million run rate. Is that right?

Bill Murphy

It could be for 2004, Dan.  But when we said 10% that was after full allocation.

Dan Kilmurray

Let me back up. Your objective is a 10% operating income margin at Chimes, after your corporate allocation, which in the way you break it out in this, in your release today, you ran corporate overhead at Chimes of $2.1 million last year. And you had a negative margin at Chimes in 2004?

Bill Murphy

Yes, right.

Dan Kilmurray

Of approximately $700,000. OK. So your comment is that your goal for the year this year is to have a 10% operating margin at Chimes, post-after corporate allocation?

Bill Murphy

Yes, that’s correct.

Dan Kilmurray

OK. Thank you.

Bill Murphy

OK.

Operator

Your next question is a follow-up coming from Sam Robotsky with S.C.R. asset management.

Sam Robotsky

Did you discuss what your plans were for further acquisitions, and on the other side, do you see it as you address maximizing shareholder value. Is there any way for an exit strategy to be part of another company going forward. — maximizing.  Shareholder strategy.

Bill Murphy

I didn’t answer those questions but I will attempt to. The first one is our appetite for acquisitions in 2005. We do have a continuing search, an ongoing search for potential IT services companies in the Federal Government marketplace, that we could buy and incorporate into RGII. I can’t say there’s anything imminent, or we would be able to do anything in 2005. But we do have an active search in that area. That’s the only area right now that I have  an active search strategy in place. I think that’s the best I can do I think to answer your question, Sam.

Sam Robotsky

Thank you.

Operator

Next question is coming from David Canaan with Sterling Financial.

David Cannan

Gross margins for staffing were, I think ,17.7%. Do you expect to see continued erosion there, going forward? Stabilization? Or possibly an increase, you know, as you see sequential increases in revenue?

Mike Shea

In IT  staffing I would say stabilizing in that 18% range is where we’re looking at that, going forward, Dave.

David Cannan

OK.  So possibly, maybe 20 to 30 basis points?

Mike Shea

20, 30, right.  But a very small increase, stabilization is the word.

David Cannan

OK.  I have a kind of a theoretical question. You know, I’ve sort of played around with numbers and you know, figured you know, if you guys were to sell off your entire business, with the exception of Chimes, one would think you would get, you know, some multiple of revenue of like 5, or maybe 6, 7. So $125 million and north thereof. Which would give the company, in theory, a position of $5 in cash? And you would change the name to Chimes and you would have a very high margin business. You know, with high operating margin, recurring revenue. And that’s growing at, a fast, sustainable rate. My question is, would you consider this, and if you were to sell off the core business, how would that be treated tax-wise?

Bill Murphy

Yes. Dave, you know, that’s interesting speculation, Dave.  It really is but I can’t really answer that question. Those are — those are board-directed strategy questions. I can tell you, right now, my charge from the board of directors of this company is to fix this business, return it to growth and profitability. That’s the near-term objective. Strategies, regarding other ways to increase shareholder value, will and are constantly evaluated by the board of directors. So I’m not discounting what you say. I’m not confirming, those are strategies that are considered at the board level. I can tell you that my instruction, from the board is to get this business back growing. And return to profitability. And then, I think after that, we will have a lot of opportunities to increase shareholder value.

David Cannan

Thank you.

Operator

I would like to turn the floor back over to Mr. Bill Murphy for closing comments.

Bill Murphy

Well, thank you for joining us and thanks for the many questions. I really appreciate the level of interest. Mike Shea  and I will be available today, to answer any follow-up questions. So feel free to contact us. And then just lastly, I just want to thank all of the CHC   employees. I know a fair number of you are probably listening to the call, for your continued dedication and hard work. And we all look forward to a prosperous 2005. Thank you and good day.

Operator

This concludes today’s teleconference. You may disconnect your lines at this time and have a wonderful day.

Unknown Speaker*

The transcript terminated normally.

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